EXHIBIT 99.1

Mike Burns Becomes Member of Board of Directors

December 18, 2008

Dr. William J. Smead, Chairman of American Patriot Financial Group, Inc., the holding company for American Patriot Bank, announced on December 16, 2008, that Mike Burns, who currently serves as Senior Vice President and Greene County Regional Executive, will join the Board of Directors of both the Bank and the Holding Company. He joined American Patriot Bank in 2000 as a Senior Vice President and Commercial Lender.

Dr. Smead commented, “Mike has done a fantastic job managing our employees and serving our customers since his promotion to Greene County Regional Executive. We look forward to working with him and receiving his guidance on the future direction of American Patriot Bank and American Patriot Financial Group, Inc.”

Mr. Simmerly said, “We are pleased to have Mike become part of the Board of Directors. With over 22 years of local market experience, he has provided excellent leadership for the Bank over the years. In his expanded role, his relentless dedication and enthusiasm will continue to have a positive impact on the various stakeholders of American Patriot Bank.”

Beginning his career in 1985, Mr. Burns has been involved in all aspects of banking including lending, insurance sales, IRAs, and branch management. Prior to joining American Patriot Bank, Mr. Burns served as Vice President of GreenBank where he was a commercial lender and branch manager of the East Andrew Johnson Highway location.

Mr. Burns is a graduate from East Tennessee State University with a B.S. in Business Administration. He is also a graduate from the Southeastern Schools of Consumer, Commercial, and Advanced Commercial Lending. Mr. Burns continues to remain actively involved in the community by currently presiding as Board Member of the Laughlin Health Care Foundation, Board member of the Greeneville Soccer Association, Treasurer of the Noon Rotary Club and Green Coat Ambassador for the Greene County Partnership; he is also a member of the YMCA and Christ United Methodist Church. Mr. Burns is married to Nancy Burns, and they have two children BethAnn and Parker.

American Patriot Financial Group, Inc. is a $119 million one-bank holding company formed as a Tennessee corporation to own 100% of the stock of American Patriot Bank, based in Greeneville, Tennessee. American Patriot Bank maintains four office locations, three in Greeneville, Tennessee and one in Maryville, Tennessee.